Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Prospectus Supplement of Power REIT relating to the issuance of Series A Cumulative Redeemable Perpetual Preferred Stock, and in the Registration Statement (No. 333-180693) of which the Prospectus Supplement is a part, of our report dated March 29, 2013 relating to our audit of Power REIT's consolidated financial statements, which also appear in Power REIT's Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to us under the heading "Experts" in the Prospectus Supplement.



/s/ Gibbons & Kawash, A.C.
Charleston, West Virginia
November 6, 2013